Exhibit 99.1
FOR IMMEDIATE RELEASE
STONERIDGE ANNOUNCES NEW ORGANIZATIONAL STRUCTURE
WARREN, Ohio — August 8, 2006 — Stoneridge, Inc. (NYSE: SRI) announced today that it has realigned its management structure into two major operating units: the Control Devices Division and the Vehicle Management and Power Distribution Division. In addition, Stoneridge has dedicated a full-time leader to accelerate the growth of its presence in China.
“This realignment will position Stoneridge to improve its customer focus, responsiveness and performance.” said John C. Corey, president and chief executive officer. “We expect this new management structure will help us leverage our capabilities and enhance our future growth opportunities.”
Edward F. Mosel was named president of the Control Devices Division and a vice president of Stoneridge. Mr. Mosel has served as executive vice president and chief operating officer since 2004. Under the new management structure, the position of chief operating officer has been eliminated.
Mark J. Tervalon was appointed president of the Vehicle Management and Power Distribution Division and remains a vice president of Stoneridge. Mr. Tervalon previously served as vice president and general manager of the Stoneridge Electronics Group.
Andrew Mark Oakes will become general manager of China Operations and remains a vice president of Stoneridge. He will focus exclusively on his duties as chairman and general manager of Stoneridge Asia Pacific Electronics (Suzhou) Co., Ltd., a Stoneridge wholly owned subsidiary now undergoing operational start-up in China. Mr. Oakes, who has served as vice president and general manager of the Actuator and Sensor Products Group since 2001, is currently in the process of relocating to Suzhou.
About Stoneridge, Inc.
Stoneridge, Inc., headquartered in Warren, Ohio, is a leading independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the automotive, medium- and heavy-duty truck, agricultural and off-highway vehicle markets. Net sales in 2005 were approximately $672 million. Additional information about Stoneridge can be found at www.stoneridge.com.
Forward-Looking Statements
Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release. Things that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer; a significant change in automotive, medium- and heavy-duty truck or agricultural and off-highway vehicle production; a significant change in general economic conditions in any of the various
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countries in which the Company operates; labor disruptions at the Company’s facilities or at any of the Company’s significant customers or suppliers; the ability of the Company’s suppliers to supply the Company with parts and components at competitive prices on a timely basis; customer acceptance of new products; and the failure to achieve successful integration of any acquired company or business. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in the Company’s periodic filings with the Securities and Exchange Commission.
For more information, contact:
Greg Fritz, Director of Corporate Finance and Investor Relations
330/856-2443
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